EXHIBIT 99.2

NEENAH PAPER, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On October 11, 2006, Neenah Paper, Inc. (“Neenah” or the “Company”) acquired the outstanding interests of FiberMark Services GmbH & Co. KG and the outstanding interests of FiberMark Beteiligungs GmbH (collectively, “Neenah Germany”). Neenah Germany was acquired from FiberMark, Inc., (“FiberMark”) and FiberMark International Holdings LLC for $218 million in cash (the “Acquisition”). The Company also incurred approximately $5.3 million of transaction costs directly related to the Acquisition. The Acquisition was financed through $160 million of available cash and $58 million of debt drawn against the Company’s senior credit facility. The primary source of available cash used to finance the Acquisition was proceeds of $139.1 million from the sale of approximately 500,000 acres of woodlands in Nova Scotia in June 2006. As a result, the pro forma financial statements have been adjusted to present the effects of the sale of the woodlands as if the sale occurred on January 1, 2005.

The following unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Neenah and Neenah Germany, adjusted to give effect to the Acquisition on October 11, 2006. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 give effect to the Acquisition as if it occurred on January 1, 2005. The unaudited pro forma combined balance sheet as of September 30, 2006 gives effect to the Acquisition as if it occurred on September 30, 2006.  The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The information used as a basis for the unaudited pro forma combined statement of operations for the nine months ended September 30, 2006 is derived from the unaudited historical condensed consolidated financial statements of Neenah for the nine months ended September 30, 2006 included in its Quarterly Report on Form 10-Q, and from the audited historical financial statements of Neenah Germany for the nine months ended September 30, 2006 included elsewhere in this Form 8-K/A. The unaudited pro forma combined statement of operations for the year ended December 31, 2005 is derived from the audited historical consolidated financial statements of Neenah for the year ended December 31, 2005 included in its Annual Report on Form 10-K and on the audited historical financial statements of Neenah Germany for the year ended December 31, 2005 included elsewhere in this Form 8-K/A. The unaudited pro forma combined financial statements should be read in conjunction with these historical financial statements.

On December 31, 2005, FiberMark emerged from chapter 11 bankruptcy proceedings and adopted Fresh-Start Reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“Fresh-Start Reporting”) for FiberMark and its consolidated subsidiaries (including Neenah Germany). Upon adoption of Fresh-Start Reporting, the assets and liabilities of Neenah Germany were adjusted to reflect their estimated fair values in accordance with SFAS No. 141, Business Combinations. In accordance with the application of Fresh-Start Reporting, all assets and liabilities were recorded at their respective fair values as of December 31, 2005.

Accordingly, the reported historical financial statements of Neenah Germany for the year ended December 31, 2005 prior to the push down of fair value adjustments arising from the adoption of Fresh-Start Reporting (Predecessor), are not comparable to those of Neenah Germany for the nine months ended September 30, 2006 (Successor).  The primary differences between the Predecessor and Successor financial statements are due to a step-up in the carrying value of property, plant and equipment and intangible assets to estimated fair market value, and a reduction in the estimated useful lives for property, plant and equipment. As a result, depreciation expense and amortization of intangible asset expense increased in the Successor statement of operations as compared to the Predecessor financial statements.  In addition, a step-up in the carrying value of inventories at December 31, 2005 to reflect estimated selling prices less converting and selling costs (as appropriate for the class of inventory) reduced operating income in the Successor statement of operations in 2006 by approximately $2.6 million. See the audited historical financial statements of Neenah Germany for the nine months ended September 30, 2006 and for year ended December 31, 2005 included elsewhere in this Form 8-K/A.

The unaudited pro forma combined financial statements are subject to a number of assumptions which may not be indicative of the financial position and results of operations that would have occurred had the Acquisition been effected on the assumed dates or on the financial position or results of operations that may be obtained in the future.

The unaudited pro forma combined financial statements reflect the Acquisition using the purchase method of accounting for business combinations in accordance with accounting principles generally acceptable in the United States of America. The total purchase price has been allocated, based on information available to Neenah as of the date of this report, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and related pro forma operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements give effect to the transfer by the Company of its Terrace Bay mill and related woodlands operations to certain affiliates of Buchanan Forests Products Ltd. (“Buchanan”) and the Acquisition.

In August 2006, the Company transferred the Terrace Bay mill and related woodlands operations (excluding certain working capital amounts and post-employment obligations) and $18.6 million to Buchanan.  The unaudited pro forma combined statement of operations for the year ended December 31, 2005 has been adjusted to present the results of operations for the Terrace Bay mill as discontinued operations.

NEENAH PAPER, INC. AND SUBSIDIARIES

PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

(In millions)

(Unaudited)

	Neenah	Neenah Germany	Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$160.4	$12.9	$(160.0)	2m	$13.3
Accounts receivable, net	72.6	35.5	—		108.1
Inventories	44.5	26.3	1.6	2p	72.4
Deferred income taxes	—	0.2	—		0.2
Other current assets	17.3	3.5	(0.9)	2n	19.9
Total current assets	294.8	78.4	(159.3)		213.9
Property, plant and equipment, at cost	628.1	144.6	(11.1)	2p	761.6
Less accumulated depreciation	413.4	—	—		413.4
Property, plant and equipment-net	214.7	144.6	(11.1)		348.2
Prepaid and intangible pension costs	62.2	—	—		62.2
Goodwill	—	19.1	(19.1)	2o
			76.5	2p	76.5
Other intangible assets	—	35.9	1.6	2p	37.5
Other assets	16.4	1.7	5.2	2s	23.3
TOTAL ASSETS	$588.1	$279.7	$(106.2)		$761.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Debt payable within one year	$1.4	$—	$—		$1.4
Accounts payable	32.0	16.2	—		48.2
Income taxes payable	1.3	2.5	5.2	2s	9.0
Accrued expenses	45.7	8.5	—		54.2
Total current liabilities	80.4	27.2	5.2		112.8
Long-term debt	225.3	—	58.0	2m
			4.4	2n	287.7
Deferred income taxes	—	44.0	0.9	2r	44.9
Other noncurrent liabilities	53.0	34.1	(0.3)	2p	86.8

TOTAL LIABILITIES	358.7	105.3	68.2		532.2
Commitments and contingencies
STOCKHOLDERS’ EQUITY	229.4	174.4	(174.4)	2q	229.4
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$588.1	$279.7	$(106.2)		$761.6

The accompanying notes are an integral part of these Unaudited Pro Forma Combined Financial Statements.

NEENAH PAPER, INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006

(In millions, except share and per share data)

(Unaudited)

	Neenah	Neenah Germany (Sucessor)	Pro Forma
	Historical	Historical	Adjustments		Combined
Net sales	$417.1	$173.3	$—		$590.4
Cost of products sold	347.5	157.0	(14.5)	2c
			8.0	2d
Gross profit	69.6	16.3	6.5		94.8
Selling, general and administrative expenses	40.0	11.1	(2.1)	2e
			1.4	2f	50.4
Gain on sale of woodlands	(124.1)	—	124.1	2h	—
			(3.0)	2i	(3.0)
Other income - net	(5.7)	(0.1)	—		(5.8)
Operating income	159.4	5.3	(113.9)		50.8
Interest expense-net	11.4	0.1	4.2	2j
			1.7	2k	17.4
Income from continuing operations before income taxes	148.0	5.2	(119.8)		33.4
Provision for income taxes	55.8	1.9	(45.9)	2l	11.8
Income from continuing operations	$92.2	$3.3	$(73.9)		$21.6

Earnings From Continuing Operations Per Common Share
Basic	$6.25				$1.46
Diluted	$6.22				$1.46

Weighted Average Common Shares Outstanding (in thousands)
Basic	14,749				14,749
Diluted	14,823				14,823

The accompanying notes are an integral part of these Unaudited Pro Forma Combined Financial Statements.

NEENAH PAPER, INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(In millions, except share and per share data)

(Unaudited)

	Neenah			Neenah	Neenah Germany (Predecessor)	Pro Forma
	Historical	Adjustments		Adjusted	Historical	Adjustments		Combined
Net sales	$733.4	$(198.7)	2a	$534.7	$225.6	$—		$760.3
Cost of products sold	655.9	(217.2)	2a	438.7	184.5	(6.4)	2c
		—				10.6	2d	627.4
Gross profit	77.5	18.5		96.0	41.1	(4.2)		132.9
Selling, general and administrative expenses	53.2	(3.8)	2a	49.4	13.5	(0.7)	2e
						1.8	2f	64.0
Restructuring costs and asset impairment loss	59.8	(59.8)	2a	—	—	—		—
Gain on sale of woodlands	—	—		—	—	(122.6)	2g
						(6.0)	2i	(128.6)
Other income - net	(4.7)	(2.1)	2a	(6.8)	(0.6)	—		(7.4)
Operating income	(30.8)	84.2		53.4	28.2	123.3		204.9
Interest expense-net	18.2	—		18.2	0.4	5.6	2j	24.2
Income from continuing operations before income taxes	(49.0)	84.2		35.2	27.8	117.7		180.7
Provision for income taxes	(19.3)	32.2	2a	12.9	10.1	45.1	2l	68.1
Income from continuing operations	(29.7)	52.0		22.3	17.7	72.6		112.6
Discontinued operations	—	(52.0)	2a	(52.0)	—	—		(52.0)
Net income (loss)	$(29.7)	$—		$(29.7)	$17.7	$72.6		$60.6

Earnings (Loss) Per Common Share:
Basic
Continuing operations	$(2.02)			$1.51				$7.64
Discontinued operations	—			(3.53)				(3.53)
	$(2.02)			$(2.02)				$4.11
Diluted
Continuing operations	$(2.02)			$1.51				$7.62
Discontinued operations	—			(3.52)				(3.52)
	$(2.02)			$(2.01)				$4.10
Weighted Average Common Shares Outstanding (in thousands)
Basic	14,739			14,739				14,739
Diluted	14,739	48	2b	14,787				14,787

The accompanying notes are an integral part of these Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in millions)

1. BASIS OF PRO FORMA PRESENTATION

In May 2006, the Company announced a tentative agreement to transfer the Terrace Bay mill and related woodlands operations to certain affiliates of Buchanan. In August 2006, the Company consummated the agreement by transferring the mill and related woodlands operations (excluding certain working capital amounts and post-employment obligations) and $18.6 million in cash to Buchanan. The Terrace Bay mill holds non-exclusive rights under a sustainable forest license to harvest wood off approximately 4.6 million acres of land owned by the Province of Ontario.

At closing, the Company retained certain working capital amounts, primarily trade accounts receivable, finished goods inventory and trade accounts payable.  In addition, the Company retained certain long-term disability obligations for current and former mill employees and post-employment medical and life insurance liabilities for current retirees.

The results of operations of the Terrace Bay mill are reflected as discontinued operations in the pro forma combined statement of operations for the year ended December 31, 2005. The following table presents the results of discontinued operations:

Net sales, net of intersegment sales	$198.7
Discontinued Operations:
Loss from operations	$(84.2)
Benefit for income taxes	32.2

Loss from discontinued operations	$(52.0)

In June 2006, the Company completed the sale of approximately 500,000 acres of woodlands in Nova Scotia to Atlantic Star Forestry LTD and Nova Star Forestry LTD (collectively the “Purchaser”) for $139.1 million. The Company received the total proceeds from the sale in cash at closing.  Proceeds from the sale provided a substantial portion of the financing for the Acquisition.  As a result, the pro forma financial statements have been adjusted to present the effects of the sale of the woodlands as if the sale occurred on January 1, 2005.

On October 11, 2006, the Company completed its previously announced purchase of Neenah Germany.  Neenah Germany was acquired from FiberMark, Inc., and FiberMark International Holdings LLC for $218 million in cash. The transaction was financed through $160 million of available cash and $58 million of debt drawn against the Company’s senior credit facility. The Company incurred approximately $5.3 million of transaction costs directly related to the Acquisition.

The Acquisition has been accounted for using the purchase method of accounting for business combinations in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Assets acquired and liabilities assumed have been recorded at their fair values as of the Acquisition date.

The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of Acquisition (in millions):

As of September 30, 2006
Inventories	$27.9
Other current assets	52.1
Property, plant and equipment at cost	133.5
Intangible assets—indefinite lived	6.9
Intangible assets—definite lived	30.6
Other noncurrent assets	1.7
Indemnification for tax contingencies	5.2
Goodwill	76.5
Total assets acquired	334.4
Income taxes payable	7.7
Current liabilities	24.7
Pension benefits	33.8
Deferred income taxes	44.9
Total liabilities assumed	111.1
Net assets acquired	$223.3

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized and will be tested for impairment at least annually or more frequently if impairment indicators arise.

The value of inventory (including finished goods, work-in-process and raw materials) is based on estimated selling prices less converting and selling costs as appropriate for the class of inventory.  Inventories are valued at $27.9 million (an increase of $1.6 million from Neenah Germany’s historical values).  The Company expects the step-up in the carrying value of inventories to reduce operating results for Neenah Germany in the fourth quarter of 2006.

The value of property, plant and equipment acquired is based on a preliminary valuation analysis. Property, plant and equipment is valued at $133.3 million (a decrease of $11.1 million from Neenah Germany’s historical value) with an estimated useful life of approximately 12.5 years. These estimates are based on a preliminary valuation and are subject to change upon management’s review of the final valuation.

The intangible assets are valued at $37.5 million (an increase of $1.6 million from Neenah Germany’s historical value). Intangible assets with definite lives are valued at $30.0 million with a weighted average estimated useful life of approximately 18 years. These estimates are based on a preliminary valuation and are subject to change upon management’s review of the final valuation.

The value of pension benefits is based on an actuarial valuation.  Pension benefits are valued at $33.8 million (a decrease of $0.3 million from Neenah Germany’s historical values).

An adjustment of $0.9 million was recorded for the incremental deferred taxes required under SFAS No. 109, Accounting for Income Taxes, for the difference between the revised book basis, i.e. fair value, of the assets acquired other than goodwill, and liabilities assumed and the carryover tax basis of those assets and liabilities.

An adjustment of $5.2 million was recorded for potential additional taxes due for tax returns filed in prior years.  FiberMark has agreed to indemnify the Company for such additional taxes and a portion of the purchase price has been reserved in an escrow account to fund the indemnification.  The Company has recorded a noncurrent asset for $5.2 million to recognize the value of the indemnification.

The actual allocation of the purchase price and the related useful lives of the assets acquired and the resulting effect on income from operations may differ significantly from the pro forma amounts.

The unaudited pro forma financial statements combine the historical consolidated financial statements of the Company and Neenah Germany, giving effect to the purchase as if it had been completed as of January 1, 2005 with respect to the unaudited pro forma combined statements of operations for the nine-month period ended September 30, 2006 and for the year ended December 31, 2005. The unaudited pro forma combined balance sheet gives effect to the purchase as if it had been completed as of September 30, 2006.

2. PRO FORMA ADJUSTMENTS

Following are the adjustments relating to the pro forma combined financial statements of the Company:

a.                   To reclassify the results of operations of the Terrace Bay mill for the year ended December 31, 2005, to discontinued operations. See Note 1.

b.                   To give effect to potentially dilutive common shares that were excluded from the computation of diluted earnings per share as the effect would have been anti-dilutive when the historical results of operations for the year ended December 31, 2005 was a net loss.

c.                    To record the elimination of depreciation expense in the amount of $14.5 million and $6.4 million for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively, relating to the historical cost of property, plant and equipment of Neenah Germany.

d.                   To record depreciation expense of $8.0 million and $10.6 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively, on the estimated fair value of property, plant and equipment acquired. Depreciation expense is calculated using the straight-line method over the estimated useful lives of property, plant and equipment. The pro forma amounts reflect preliminary fair values estimated by management and may vary as the final purchase allocation and ultimate determination of the related useful lives of the assets acquired are finalized.

e.                    To eliminate amortization expense of intangible assets in the amount of $2.1 million and $0.7 million for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively, relating to the historical cost of intangible assets of Neenah Germany.

f.                     To record amortization expense of intangible assets of $1.4 million and $1.8 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively, on the fair value of intangible assets acquired. The pro forma amounts reflect preliminary fair values estimated by management and may vary as the final purchase allocation and related useful life of the assets acquired are subject to completion of the valuation.  The following table presents the fair value and estimated useful lives for acquired intangible assets with definite lives.

	Intangibles	Estimated Useful Lives (Years)
Intangible assets—definite lived
Trademarks	$5.1	10
Customer based intangibles	23.9	20
Acquired technology	1.0	10
Total	30.0
Trademarks—indefinite lived	6.9
Debt issuance costs	0.6
Total intangible assets	$37.5

g.                    To record the gain on sale of the woodlands ($122.6 million) assuming the transaction occurred on January 1, 2005. See Note 1.

h.                   To reverse the gain on sale of the woodlands ($122.6 million) and amortization of the deferred portion of the gain ($1.5 million) for the nine months ended September 30, 2006 assuming the transaction occurred on January 1, 2005. See Note 1.

i.                       To record amortization of the deferred portion of the gain on the sale of the woodlands of $3.0 million and $6.0 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively, assuming the transaction occurred on January 1, 2005.

j.                      To record interest expense of $4.2 million and $5.6 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively, on incremental credit agreement borrowings to give effect to the purchase as if it had been completed on January 1, 2005. The pro forma adjustments assume that the purchase price ($218 million) and direct transaction costs ($5.3 million) in excess of the net proceeds from the sale of woodlands ($134.8 million) were financed by borrowings under the Company’s credit agreement.  Interest expense is based on rates available to the Company on credit agreement borrowings at September 30, 2006 (6.73%).  For each 0.125% increase or decrease in the assumed rates with respect to credit agreement borrowing, annual interest expense would increase or decrease by approximately $0.1 million.

k.                   To reverse interest income of $1.7 million on the proceeds from the sale of woodlands for the nine months ended September 30, 2006.

l.                       The record an income tax benefit of $45.9 million for the nine months ended September 30, 2006 and income tax expense of $45.1 million for the year ended December 31, 2005, by applying the statutory tax rates for the periods presented for the appropriate tax jurisdictions to the pro forma adjustments.

m.               To record the reduction in cash and cash equivalents of $160 million and the increase in borrowings under the Company’s senior credit facility of $58 million to fund the Acquisition.

n.                   To record borrowings under the Company’s senior credit facility of $4.4 million for transaction costs directly related to the Acquisition and reclassify $0.9 million of transaction costs paid by the through September 30, 2006 to goodwill.

o.                   To eliminate Neenah Germany’s historical goodwill.

p.                   To record the preliminary fair value of assets and liabilities acquired. See Note 1.

q.                   Reflects the elimination of Neenah Germany’s historical stockholders’ equity as a result of the purchase by Neenah.

r.                      To record the incremental deferred taxes required under SFAS No. 109, Accounting for Income Taxes, for the difference between the revised book basis, i.e. fair value, of the assets acquired other than goodwill, and liabilities assumed and the carryover tax basis of those assets and liabilities.

s.                     To rrecord income taxes payable of $5.2 million for potential additional taxes due for tax returns filed in prior years.  FiberMark has agreed to indemnify the Company for such additional taxes and a portion of the purchase price has been reserved in an escrow account to fund the indemnification. The Company has recorded an offsetting noncurrent asset to recognize the value of the indemnification.

3. SUPPLEMENTAL INFORMATION

The following table summarizes selected pro forma amounts for on Neenah Germany for the nine months ended September 30, 2006 and the year ended December 31, 2005:

	Neenah Germany (Successor)	Neenah Germany (Predecessor)
Income/(Expense)	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Net sales	$173.3	$225.6

Gross profit	$22.8	$36.9

Operating profit	$12.5	$22.9

Depreciation expense	$8.0	$10.6

Amortization of intangibles expense	$1.4	$1.8